Transition Supply Agreement

          This Transition Supply Agreement ("Agreement") is made and entered into as of February 3, 2006, between JLG Industries, Inc., a Pennsylvania corporation ("Buyer") and Alamo Group (OH) Inc., a Delaware corporation ("Seller").

RECITALS

Contemporaneous with the execution of this Agreement, an affiliate of Buyer ("Buyer's Affiliate") sold substantially all of its business to Seller, including the manufacture and delivery of the Products.

Buyer and Seller wish to enter into an agreement pursuant to which Buyer will purchase from Seller certain of Buyer's requirements of those Products which are manufactured by Seller.

            Therefore, the parties agree as follows:

1.       SALE AND PURCHASE

1.1       Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Products, so long as Seller remains consistent in quality and delivery, as Buyer and Buyer's affiliate experienced prior to the date of this Agreement.  Product description, specifications, price, quantity, term and other specifics agreed between the parties regarding a particular product are to be provided in the "Product Schedule" attached hereto as Exhibit A. The Products shall be branded solely by JLG in its discretion without any branding of or reference to Seller. During the term of this Agreement, Seller will provide said Products exclusively to Buyer, and will make no attempt at offering said Products to other entities.

1.2       Seller and Buyer agree that as to each Product so designated on the Product Schedule, this is a "sole source" contract until the earlier of (i) the expiration or termination of this Agreement or (ii) Buyer's transition of such Product to another supplier. In the event that any Product is transitioned to another supplier, Seller will supply Products in respect of all open Purchase Orders for such Product until the Product is moved to the new supplier.

1.3       Products may be added to the Product Schedule by agreement of the parties.

1.4       Products may be deleted from the Product Schedule by Buyer.

1.5       Upon execution of this Agreement, Buyer shall provide Seller a means to obtain a forecast (the "Forecast"). The Forecast is available via an Internet portal. It will be the Seller's responsibility to retrieve the Forecast as required. The Forecast shall specify a non-binding estimated amount of each Product on the Product Schedule that Buyer anticipates purchasing during the first 90 days of the term of this Agreement.  The form of Purchase Order to be utilized by Buyer for all Products is attached as Exhibit B.  To the extent a Purchase Order is inconsistent with the terms of this Agreement, the terms of this Agreement shall control.  In addition, to assist Seller in planning, Buyer shall provide Seller with a non-binding 52 week rolling forecast of anticipated demand for each Product on the Product Schedule.  Forecasts shall continue to be made available for each Product until the term of this Agreement is terminated as to each Product.

1.6       Notwithstanding the terms of any Forecast, the parties agree that all projections or commitments for Products (by part number) submitted by Buyer to Seller shall be firm commitments when such commitments are 30 days or less from scheduled delivery dates.  The parties further agree that projections or commitments for Products (by part number) that are presented 31 to 60 days and 61 to 90 days from estimated delivery dates will become firm orders for such Products (by part number) plus or minus 10% and 30%, respectively, for such Products.

2.       MINIMUM FINANCIAL OBLIGATION OF BUYER

2.1       As noted in the Recitals to this Agreement, this Agreement serves as a transition between a buyer and a seller of an operating business.  Buyer needs a source for the Products but wants flexibility as it considers transitioning to other suppliers of such Products, and Seller has assumed a workforce predicated on receiving a minimum number of orders for such Products from Buyer.

2.2       In order to accommodate the intention of the parties reflected in Section 2.l, subject to Section 2.5 below, during the six months following the date of this Agreement, Buyer agrees that either through the purchase of Products or direct payment to Seller in lieu of Product purchases, Buyer will compensate Seller for the equivalent of 60,000 clock-hours of work (the "Clock-hour Minimum").  Seller will track clock-hours of work in producing all Products.  At the end of such 6-month period, the aggregate of all clock-hours expended on Products bought by Buyer from Seller shall be subtracted from 60,000.  The positive difference, if any, shall be multiplied by $102.39 (being 110% of the agreed blended average fully burdened labor plus overhead hourly rate of a Seller employee otherwise engaged in the manufacture of Products), which, subject to dispute by Buyer as provided under this Section 2.2, shall be the amount payable by Buyer to Seller (the "Make-up Payment").  Within 15 days after the expiration of such six-month period, Seller shall provide Buyer with its determination of the Make-up Payment, if any, at the expiration of such six-month period, together with reasonable supporting documentation evidencing Seller's calculation of the Make-up Payment.  If Buyer does not notify Seller of its disagreement with Seller's calculation of the Make-up Payment within 15 days following Buyer's receipt of such supporting documentation, Seller's determination of the Make-up Payment shall be deemed final, conclusive and binding on the parties, and shall be paid by Buyer to Seller within 30 days after the expiration of such six-month period.  However, if Buyer disagrees with Seller's calculation of the Make-up Payment, then Buyer shall inform Seller on or before the last day of such 15-day period by delivering a written notice to Seller ("Buyer's Objection") setting forth a specific description of the basis of Buyer's Objection and the adjustments to the Make-up Payment that Buyer believes should be made.  With Buyer's Objection, Buyer shall remit the uncontested portion of the Make-up Payment to Seller.  Seller shall then have 10 days to review and respond to Buyer's Objection.  Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in Buyer's Objection, and Seller shall have access to documentation prepared by Buyer in connection with Buyer's preparation of Buyer's Objection.

2.3       If Seller and Buyer are unable to resolve their disagreements with respect to the determination of the Make-up Payment within 20 days following the completion of Seller's review of Buyer's Objection, then either Seller or Buyer shall have the right to refer the disagreement to the Independent Auditor selected under the Asset Purchase Agreement executed by the parties and certain of their respective affiliates on substantially even date herewith (the "Purchase Agreement"), which Independent Auditor shall, acting as experts and not as arbitrators, determine, with respect to the remaining disagreements so submitted by Buyer to Seller, whether and to what extent, if any, Seller's determination of the Make-up Payment requires adjustment.  The calculation of the Make-up Payment by the Independent Auditor in accordance with this Section 2.3 shall be neither higher than the highest calculation of the Make-up Payment nor lower than the lowest calculation of the Make-up Payment, in each case, that is submitted by Buyer or Seller to the other in accordance with Section 2.2.  Buyer and Seller shall direct the Independent Auditor to use its best efforts to render its determination within 30 days.  The Independent Auditor's determination shall be conclusive and binding upon Buyer and Seller.  Buyer and Seller shall make readily available to the Independent Auditor all relevant books and records and any work papers relating to each party's respective determination of the Make-up Payment and all other items reasonably requested by the Independent Auditor.  The fees and expenses of the Independent Auditor shall be shared equally by Seller and Buyer.  Any amount of the Make-up Payment that remains due and owing based on the conclusion of the Independent Auditor shall be paid within five days after the parties receive the decision of the Independent Auditor.

2.4       Upon the expiration or earlier termination of this Agreement, Buyer shall (i) purchase all Products subject to outstanding Purchase Orders; (ii) purchase, at Seller's cost (or book value, if lower), all applicable Tooling and specialized machinery owned by Seller relating solely to the Products; and (iii) pay to Seller the cost (or book value, if lower) of Seller's then-existing inventory of finished goods, work in process, and raw materials specially purchased by Seller for manufacture of the Products (for purposes of this Section 2.4, collectively, "inventory") but not otherwise used in production of Products; provided, that (A) Seller maintains its inventory consistent with the past practices of Buyer's Affiliate and the Forecasts delivered to Seller under Section 1.5; (B) such inventory is not otherwise usable by Seller in the ordinary course of business; and (C) such inventory is new, current and usable in its then-present condition by Buyer.  For avoidance of doubt, each of Buyer and Seller hereby agrees that any inventory purchased by Seller from Buyer's Affiliate under the Purchase Agreement shall be deemed new, current and usable for purposes of clause (C) of the preceding sentence.  Buyer shall be responsible for the cost of shipping such purchased inventory.

2.5       Notwithstanding anything to the contrary in this Agreement, in the event of (i) a termination of this Agreement by Buyer pursuant to Section 8.3, (ii) the failure of Seller to manufacture or supply Buyer with Products with respect to which Buyer takes any action set forth in Section 7.1, or (iii) the occurrence of any event described in Section 9.1 that prevents Seller from manufacturing or supplying Products to Seller for a period of greater than 21 days, the Make-up Payment shall be adjusted as set forth in this Section 2.5.

2.5.1    Buyer shall have no obligation to pay the Make-up Payment in the event that this Agreement is terminated pursuant to Section 8.3 as a result of a material breach by Seller.

2.5.2    To the extent that, pursuant to Section 7.1, Buyer manufactures Products itself or contracts with Third Party Manufacturers to manufacture Products, the Make-up Payment owed by Buyer to Seller under Section 2.2 shall be reduced by the amount that Buyer would have paid Seller according to the pricing reflected on Exhibit A had Buyer purchased such Products from Seller rather than from the applicable Third Party Manufacturer.

2.5.3    In the event of Seller's failure to manufacture or supply to Buyer any Products due to the occurrence of any event described in Section 9.1, the Make-up Payment owed by Buyer to Seller under Section 2.2 shall be reduced beginning with the 22nd day following the occurrence of such event by reducing the Clock-hour Minimum on a pro rata basis, based on the number of days beginning on such 22nd day and ending on the earlier of the date that Seller notifies Buyer it is capable of manufacturing and supplying such Products for Buyer or the date on which Buyer terminates this Agreement pursuant to Section 8.3.

3.       DELIVERY INVOICING AND PAYMENT

3.1.      Seller will deliver the Products per Buyer's routing instructions.  Terms of payment will be as specified on Exhibit A.  Each packing slip, bill of lading and invoice will bear the applicable Purchase Order number, item number, pattern number, and the location of the plant or other designation to which the Products are to be shipped, all consistent with the past practices of Buyer's Affiliate. Invoices must be submitted to the addresses set forth on the individual Purchase Orders.  Buyer will pay from the invoice only. Each invoice must reference the specific Purchase Order number.  Seller shall send Buyer an invoice for the price of the Product after the Product is delivered to Buyer.  Buyer shall pay each invoice pursuant to the payment terms reflected on Exhibit A.

3.2.      Buyer shall be entitled to set off amounts payable under any Purchase Order against any and all indebtedness or liability of Seller to Buyer arising under any other Purchase Order or otherwise under this Agreement.

4.       QUALITY CRITERIA:  WARRANTIES AND INDEMNIFICATIONS

4.1.      Seller must maintain quality and delivery standards consistent with the quality and delivery standards existing prior to the date of this Agreement between Buyer and Buyer's Affiliate.

4.2.      Seller agrees that Products shall be composed only of originally manufactured parts.  No remanufactured or used parts are permitted, unless expressly authorized in writing by Buyer.

4.3.      The Warranty as to each Product is attached as Exhibit C.  Notwithstanding the foregoing, Products included as the inventory or work in process of Seller as of the date of this Agreement are deemed to comply with the Warranty.

4.4.      The Warranty may be revised and amended only with Seller's prior written consent.

4.5.      Seller agrees to notify Buyer immediately in the event Seller becomes aware that Seller may be incapable of delivering Products which conform to the Warranty.

4.6.      Seller agrees that Buyer will not be responsible for the inspection of Products before assembly and/or resale to Buyer's customers and that all warranties shall survive inspection, installation, assembly, acceptance and payment by Buyer as provided in the Warranty.

4.7.      Seller represents and warrants that, in the execution and performance of this Agreement (i) it will comply with all applicable provisions of federal, state and local laws, ordinances, rules, codes and regulations and (ii) upon payment of the invoiced amounts, the Products are and will be free and clear of all liens and encumbrances of any kind.

4.8.      Buyer may, during normal business hours, and upon reasonable notice, make inspections, at such intervals as Buyer deems necessary, of the facilities where Seller manufactures Products. Inspection will be made by Buyer, or an approved Buyer representative. The Buyer's representative will be required to adhere to Seller's confidentiality policy, including execution of Seller's form of confidentiality agreement.

4.9.      Each party (as applicable, the "Indemnitor") agrees to defend, indemnify and hold harmless the other party (as applicable, the "Indemnitee"), its employees and agents against any and all liability, damages, loss, fines, penalties or costs and expenses (including reasonable attorney's fees, expert fees and court costs) of any nature arising out of or resulting from any lawsuits, proceedings, actions, or claims relating to (i) Indemnitor's breach of any covenant, obligation, representation or warranty hereunder or (ii) any personal injury (including death) or property damage resulting solely from Indemnitor's breach of or Indemnitor's performance or non-performance under this Agreement (collectively, "Damages").  Indemnitee will have the right, not the obligation, to participate, as it deems necessary, in the handling, adjustment or defense of any such matter at its expense; provided that if Indemnitor fails to assume its obligations under this Section 4.9, Indemnitee will have the right, but not the obligation, to proceed on Indemnitee's behalf to defend itself and to require from Indemnitor reimbursement and indemnification for any and all costs and expenses in connection with such matter.

4.10.     Further, in the event Seller delivers defective or non-conforming Products or otherwise breaches the terms of this Agreement or the Warranty, Buyer may, at its election, (a) return the Products freight collect for full credit for the purchase price, (b) purchase or manufacture similar items, (c) accept or retain the Products and equitably reduce their price, (d) repair or have the Products repaired, or (e) require Seller to promptly replace or correct the Products.  Notwithstanding the terms of Sections 4.9 and 4.10, Seller shall not be responsible for indirect or consequential damages, lost profits, or, except as set forth in Section 7.1, damages associated with "cover" as contemplated in the Uniform Commercial Code.

4.11.    To the extent consistent with the practices between Buyer and Buyer's Affiliate that previously provided the Products: (i) components received by Buyer from Seller shall have an easily identifiable code or other suitable tracking method showing, at a minimum, the month and year of manufacture and serial number, and (ii) Seller agrees to identify by JLG Part Number (to the extent possible and commercially practical), all Products in accordance with any other identification specifications required by Buyer. In addition, Seller agrees to identify work in progress related to the Products as well as the finished Products as goods produced pursuant to this Agreement between Seller and Buyer.

4.12.    Risk of Loss - Seller assumes the following risks: (a) all risks of loss or damage to all Products, goods, work in process, materials and other things at F.O.B. Seller's Plant (b) all risks of loss or damage to third persons and their property at F.O.B. Seller's Plant; (c) all risks of loss or damage to any property received by Seller from or held by Seller or its supplier for the account of Buyer, F.O.B. Seller's Plant, and (d) all risks of loss or damage to any of the Products or part thereof rejected by Buyer because such Products do not conform to the Warranty.  Notwithstanding the foregoing, the risk of loss is assumed by Buyer to the extent the loss or damage is due to actions or activities of employees or representatives of Buyer or its Affiliates at Seller's Plant.

4.13.    Feedback - Seller agrees that in the event Seller becomes aware of any circumstance that would cause Seller to believe that any of its representations and warranties provided herein are not correct, Seller will immediately inform the Buyer in writing of the problem and the extent of such problem.

5.       PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION

5.1.       [Intentionally left blank].

5.2.      All information including, but not limited to, information concerning methodologies, records, documents, technical and non technical data, formulae, patterns, programs, methods, techniques, processes, plans, drawings disclosed by either party to the other which the disclosing party designates in writing as "Confidential", "Proprietary" or "Secret" or which a reasonable person would consider proprietary or confidential shall be deemed Confidential Information.  Such designation, if applicable, may be made by an appropriate stamp or legend on written disclosures or, if information is disclosed orally or otherwise made available by non-written means, the disclosing party shall state at the time of disclosure that such information is "Confidential", "Proprietary" or "Secret" and shall thereafter, within thirty (30) days of such disclosure, confirm to the receiving party in writing that the disclosing party considers the information Confidential Information.

5.3.      Except as expressly provided otherwise herein, the receiving party agrees that it shall not disclose to any third party, or use for itself (except for the sole purpose of performing its obligations under this Agreement), or use on behalf of any third party any Confidential Information without the prior written consent of the disclosing party.  The foregoing restrictions shall not apply to Confidential Information:

a)          which is in or enters the public domain through no fault of the receiving party; or

b)         which was in the receiving party's possession prior to disclosure by the disclosing party, as demonstrated by credible written evidence (and not subject to written restrictions on use of such information); or

c)         which is disclosed to the receiving party by a third party not under obligation to the disclosing party to hold the information in confidence; or

d)         which is independently developed by the receiving party, as demonstrated by credible written evidence.

5.4.      Disclosures made under this Agreement shall not be deemed to be within one of the foregoing exceptions merely because they are embraced by more general information within the exception.  In addition, any combination of features shall not be deemed to be within one of the foregoing exceptions merely because individual features are within the exception, but only if the combination itself is within the exception.

5.5.      Either party shall have the right to transmit information in its possession in response to formal inquiries from the government or governmental agencies or to an order from a court of competent jurisdiction.  A party that has received Confidential Information disclosed hereunder will promptly notify the disclosing party if the receiving party is requested or required to disclose such Confidential Information.  The disclosing party may, at its sole cost and expense, seek an appropriate court order to take other reasonable steps, with regard to the government, government agency or court, as it deems appropriate and necessary to maintain the confidentiality of such Confidential Information.  If, in the absence of a protective order or other remedy, the receiving party is compelled to disclose Confidential Information, the receiving party may, without liability hereunder, disclose such Confidential Information. Confidential Information disclosed hereunder may be introduced as evidence in any legal proceedings, suits, or actions between Seller and Buyer, but only after Seller or Buyer, as applicable, is afforded the opportunity to take reasonable steps, such as seeking the entry of protective orders, to protect the confidentiality of the Confidential Information in such proceedings, suits or actions.

5.6.      Each party agrees that it will, upon demand or otherwise upon termination of this Agreement, return all documents or other written material and all copies thereof made by it which contain Confidential Information disclosed to it by the other party.  In the event Confidential Information disclosed by the other party has been incorporated by a party into other documents which contain other information which such party considers proprietary and/or confidential, the party shall certify the destruction of such documents to the other party.  Notwithstanding the provisions of this section, each party may keep in the files of its law department (or external legal counsel) one set of all documents or other written material containing the Confidential Information of the other party, provided that reasonable measures are taken to limit access to such files, for the sole purpose of resolving future disputes concerning this Agreement.

5.7.      Except as expressly provided herein, disclosures made under this Agreement do not constitute or imply a license or other permission by either party to the other to use or practice the Confidential Information, except for the sole purpose of performing the obligations created under this Agreement.

5.8.      The parties acknowledge that Confidential Information disclosed hereunder may include trade secrets.  The provisions of Sections 5.3, 5.4 and 5.5 of this Agreement shall survive and continue to apply such trade secrets for as long as such Confidential Information remain a trade secret under applicable law, notwithstanding the intervening termination, expiration or cancellation of this Agreement.  The provisions of Sections 5.3, 5.4 and 5.5 of this Agreement shall survive and continue to apply any other item of Confidential Information, not deemed to be a trade secret, for a period of five (5) years after the date of termination, expiration or cancellation of this Agreement.

5.9.       [Intentionally Omitted]

5.10.    The parties acknowledge that violation of the confidentiality obligations herein will cause irreparable harm to the disclosing party and, therefore, each party acknowledges that in the event of a breach or threatened breach of this Section 5 by one party, without limiting any other remedies provided hereunder or under applicable law, the other party may seek, without bond, the imposition of a preliminary or permanent injunction against such party.

6.       DESIGN CHANGES AND TOOLING

6.1.      [Intentionally Omitted]

6.2.      Any design or process changes by Buyer affecting the Products' Form, Fit, or Function will be at the expense of Buyer, and Buyer will be responsible for schedule delays and any increased Product costs as a direct result of any such changes.

6.3.      Samples, when required to prove an existing tool, tool transfer or tool change, will be supplied at a reasonable production unit cost.

6.4.      Any patterns, tooling, dies, molds, jigs and fixtures ("Tooling") furnished to Seller by Buyer pursuant to this Agreement, or specifically paid for by Buyer, shall be the property of Buyer and shall be returned to Buyer at the expiration, cancellation or termination of this Agreement, shall be used only lawfully and to supply Products to Buyer and held by Seller at its sole risk, and shall otherwise be governed by the terms contained in Exhibit D hereto.

7.       CONTINUITY OF SUPPLY

7.1.      Should Seller fail to manufacture or supply any Product to be delivered under an accepted Purchase Order at any time during the term of this Agreement for any reason, then (a) after providing Seller with written notice of such failure, and Seller's failure to cure such breach within 10 days thereafter, Buyer may manufacture such Products itself or contract with one or more replacement manufacturers ("Third Party Manufacturers") to manufacture such Products, and (b) Seller shall promptly (but not later than 3 days after notice of such decision is provided by Buyer) provide the Tooling, intellectual property, licenses, designs, tools, materials layouts, masks, source code and documentation necessary to enable Buyer or such Third Party Manufacturers to manufacture and supply such Products.  The parties hereto recognize that the pricing reflected on Exhibit A may reflect pricing below the price that Products might be available from Third Party Manufacturers.  Thus, if Buyer is required to "cover," damages will be limited to an amount not to exceed the price of any such Product on Exhibit A.

8.       CANCELLATION OR TERMINATION

8.1.      The term of this Agreement will commence on the date hereof and will continue for six months from the date of this Agreement, unless terminated earlier as provided in this Agreement or extended by mutual written agreement of the parties.  Notwithstanding the foregoing, if Buyer submits a Purchase Order for a Product and production or delivery of such Product will extend beyond the term of this Agreement, Seller is under no obligation to accept such Purchase Order, but Seller may accept such Purchase Order, in which case, this Agreement shall be applicable to such Purchase Order.  Purchase Orders that effectively extend the term of this Agreement for any Product shall not be counted or credited in determining the Clock-hour Minimum; provided, however, that Buyer shall have the right to change delivery for such Products to a date within the term of this Agreement, and, to the extent such modification is accepted by Seller, such Products shall be included in the determination of the Clock-hour Minimum under Section 2.

8.2.      [Intentionally omitted.]

8.3.      In addition to any rights or remedies Buyer may have under this Agreement, in law or in equity, Buyer may terminate this Agreement:

8.3.1.   Notwithstanding any other provision herein, if Seller breaches this Agreement in any regard, and fails to cure such breach within 30 days after receipt of written notice from Seller detailing the breach.

8.3.2.   If a petition in bankruptcy is filed by or against Seller under any section of the Bankruptcy Act, or Seller becomes insolvent, or makes any assignment for the benefit of creditors or has a receiver appointed for it.

8.4.      In addition to any rights or remedies Seller may have under this Agreement, in law or in equity, Seller may terminate this Agreement:

8.4.1.   Immediately if Buyer breaches its financial obligations under this Agreement.

8.4.2.   If Buyer breaches this Agreement in any regard (other than for a monetary default), and fails to cure such breach within 30 days after receipt of written notice from Seller detailing the breach.

8.4.3.   If a petition in bankruptcy is filed by or against Buyer under any section of the Bankruptcy Act, or Buyer becomes insolvent, or makes any assignment for the benefit of creditors or has a receiver appointed for it.

8.5.      Upon expiration, cancellation or termination of this Agreement the following will occur:

8.5.1.   Seller will (a) immediately make available Buyer's property, including any Tooling owned by Buyer, for Buyer or its representative to remove from Seller's premises or (b) return to Buyer, at Buyer's expense, all Buyer's property, including Tooling owned by Buyer, within sixty (60) days, unless otherwise notified in writing by Buyer;

8.5.2.    Seller will discontinue all work under this Agreement, unless otherwise directed by Buyer;

8.5.3.    Seller will take all reasonable actions necessary to protect Buyer's property or any property in which Buyer has an interest;

8.5.4.    Buyer shall pay all outstanding invoices; and

8.5.5.    If this Agreement is terminated pursuant to Section 8.4, Buyer shall pay the Make-up Payment to Seller.

9.       MISCELLANEOUS

9.1.      Neither party shall be liable for delays or failures in manufacturing and/or shipping Products or the failure to perform any obligation hereunder, when (and to the extent that) such delays or failures are not greater than 21 days in duration and are occasioned by war, labor actions, strikes, riots, fires, flood, explosion, sabotage, action of any governmental authority or any other cause beyond the reasonable control of the affected party.  The party affected by any such event shall give prompt written notice to the other, such notice to include a description of the applicable event, the date on which such event occurred, and the anticipated period of delay or failure.

9.2.      Unless otherwise expressly agreed to in writing by Buyer, Seller will procure and maintain products liability insurance, with an insurer satisfactory to Buyer, with limits not less than $1,000,000 per occurrence for property damage, bodily injury or death to any number of persons, and other adequate insurance, which will contain an endorsement by which insurer extends the coverage thereunder to include the contractual liability of Seller arising by reason of the indemnity provisions set forth in this Agreement.  A broad form endorsement will be maintained in such insurance policy with Buyer as an additional insured, requiring Seller's insurance to be the primary policy with respect to any loss.  Seller agrees to provide Buyer with a copy of such certificate of insurance evidencing compliance with this Agreement.  Seller and its insurer will provide Buyer thirty (30) days prior written notice of non-renewal, cancellation or other changes in Seller's coverage which may impair Buyer's rights hereunder.  Additionally, Seller shall provide Buyer appropriate waivers of subrogation from Seller's insurers consistent with the terms of this Section 9.2.

9.3.      Neither party's rights and obligations under this Agreement may be assigned, delegated or transferred, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.4.      The responsibilities of the parties to each other set forth in Sections 2, 4, 5, 6.4, 7, 8, and 9 will survive expiration, termination or cancellation of this Agreement.

9.5.      This Agreement supersedes all previous agreements, and constitutes the entire Agreement between the parties as to the production, purchase and sale of Products, and all transactions between the parties with respect to Products will be governed exclusively by this Agreement and Buyer's Purchase Orders as issued from time to time.  It is the intention of the parties that the terms of this Agreement, together with any Purchase Orders submitted by Buyer to Seller, will be interpreted to be consistent with each other.  However, in the event of any irreconcilable conflict of terms, the terms of this Agreement will prevail.

9.6.      All communications and notices required to be given under this Agreement will be made in writing and will be deemed to have been given when personally delivered the next business day, sent by facsimile with return confirmation of receipt, next business day after sent by overnight courier service with signature verification, or three (3) business days after or when deposited for mailing by first class registered or certified mail, return receipt requested, with proper postage prepaid, the notice shall be addressed as follows:

If to Seller         Alamo Group (OH) Inc.

Alamo Group (OH) Inc.

406 Mill Avenue, S.W.

New Philadelphia, Ohio 44663

Attn: Mike A. Haberman

with a copy to:

Alamo Group Inc.

1502 E. Walnut

Seguin, Texas 78155

Attn: Ronald A. Robinson, President & CEO

Facsimile: (830) 372-9683

                  If to Buyer:       JLG Industries, Inc.

                                    1 JLG Drive

                                    McConnellsburg, PA 17233-9533

                                    Attn: Peter Bonafede

                                    Facsimile: (240) 313-1807

                                    E-mail: pbonafede@jlg.com

Buyer or Seller may change their respective address provided above by following the procedures of this Section.

9.7.      This Agreement does not create any agency, joint venture or partnership between Seller and Buyer.  Neither party will impose or create any obligation or responsibility, express or implied, or make any promises, representations or warranties on behalf of the other party, other than as expressly provided herein.

9.8.      This Agreement and the exhibits and/or attachments hereto will be governed by the laws of the State of Ohio, and the parties to this Agreement agree that any litigation arising out of the matters set forth above will be litigated in the State or Federal courts of the State of Ohio.

9.9.      This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

ALAMO GROUP (OH) INC.

By:  ___________________________

       Ronald A. Robinson, President

BUYER:

JLG INDUSTRIES, INC.

By:  ___________________________

       Thomas D. Singer, Senior Vice President
and General Counsel

Signature Page to Transition Supply Agreement

Exhibit A

Product Schedule

Product	Pricing
Category A Telescopic Material Handler Components - Major Weldments	The sum of Seller's (i) material costs (without markup or premium) plus (ii) fully burdened labor and overhead costs multiplied by 110% during the Term.
Category B Telescopic Material Handler Components - Detail Components	The sum of Seller's (i) material costs (without markup or premium) plus (ii) fully burdened labor and overhead costs multiplied by 110% during the Term.
Category C Telescopic Material Handler Components - Outsource Ready Detail Components	The sum of Seller's (i) material costs (without markup or premium) plus (ii) fully burdened labor and overhead costs multiplied by 105% during the Term.
Category D JLG 600SC Boom Lift Chassis	The sum of Seller's (i) material costs (without markup or premium) plus (ii) fully burdened labor and overhead costs multiplied by 105% during the Term.

Payment Terms:

Payment will be made 30 days from the date of invoice by wire transfer as instructed by Seller in writing.

Repricing:

Notwithstanding the pricing reflected above, within three months from the date of this Agreement, Seller shall provide Buyer with pricing information on designated Products for consideration and agreement if manufacturing of such Products is to continue pursuant to this Agreement or a successor agreement.

Term:

The term of this Agreement shall be six months from February 4, 2006.

Exhibit B - Purchase Order

[See attached]

Exhibit C -The Warranty

Limited Warranty

            This Limited Warranty supplements the terms of that certain Transition Supply Agreement, dated February 3, 2006 (the "Agreement"), by and between JLG Industries, Inc. ("Buyer") and Alamo Group (OH) Inc. ("Seller").

            Seller warrants to Buyer as follows:

            1.         All Products sold under the Agreement will be manufactured pursuant to drawings and specifications provided by Buyer to Seller.

            2.         The Products manufactured by Seller under this Agreement will be free from defects in material and workmanship at the time of delivery.

            In the event Seller breaches the terms of this Warranty, Buyer's sole remedies are set forth in Section 4.10 of the Agreement.  As to any Product, this Warranty shall expire one year after such Product is delivered to Buyer.

            EXCEPT AS HEREIN PROVIDED, SELLER HAS NOT MADE AND MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING (WITHOUT LIMITATION) AS TO THEIR DESIGN OR SPECIFICATIONS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.  IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS RELATING TO THE PRODUCTS.

Exhibit D - Tooling

1.   Buyer may elect to purchase from Seller required Tooling and or capital equipment. The total purchase price and delivery will be negotiated between Buyer and Seller.

2.   Buyer may elect to provide to Seller the Tooling and/or capital equipment for the Products involved.

3.   Seller shall in order to maximize life of the Tooling and/or capital equipment, provided by Buyer to Seller, utilize said Tooling and/or capital equipment exclusively for the Products.  Exceptions to be approved by Buyer in writing prior to the exception being implemented.

4.   Seller is responsible for all maintenance of Tooling and/or capital equipment.  Buyer will pay for any Tooling charges related to component design changes initiated by Buyer or its customers (with the prior written consent of Buyer). Payment of any Tooling and/or capital equipment charges related to component design changes initiated by Seller to achieve cost reduction or improve productivity will be negotiated on an individual basis prior to any Tooling and or capital equipment modifications.  Seller's reimbursement of the cost for replacement tooling necessitated by the Tooling reaching or exceeding its useful life will be negotiated on an individual basis prior to any replacement work beginning and will be dependent on future component requirements, program longevity, or any other relative circumstances Buyer and Seller deem relevant.  Seller will not be authorized to make any Tooling modifications without the advanced written approval of the Buyer.

5.   Seller will properly maintain, house, care for, repair or if necessary replace any Tooling, and will bear the risk of loss or damage, including normal wear and tear for such Tooling.  Seller will, at Buyer's expense, maintain, house, care for, and repair Tooling provided by Buyer.  With regard to such Tooling, Buyer bears the risk of loss or damage, including normal wear and tear.  If such Tooling needs to be replaced, replacement shall be arranged and funded by Buyer.  Seller hereby acknowledges that compliance with this provision or any other provision, hereof, will in no way give Seller any rights, interest or claims of any nature whatsoever to the Tooling and /or capital equipment provided by Buyer. The Tooling and/or capital equipment provided by Buyer will be marked "Property of  JLG Industries, Inc." by Seller and will be painted an identifying color specified by Buyer, will not be mixed with the property of Seller or with that of a third person and will not be moved from Seller's premises without Buyer's approval.  Seller will, upon Buyer's request, immediately deliver Buyer's Tooling and/or capital equipment properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, to Buyer either (a) F.O.B. trucks at Seller's plant, or (b) upon request of Buyer, at any other location designated by Buyer, in which event Buyer will pay to Seller the cost of delivering such Tooling and/or capital equipment to such other location.   Buyer shall have the right to enter onto Seller's premises at all reasonable times to inspect such Tooling and/or capital equipment and Seller's records with respect thereto or to take possession of and remove Buyer's Tooling and/or capital equipment.

6.   Seller will not modify, lend, transfer, scrap, sell or otherwise dispose of Buyer's Tooling and/or capital equipment without the prior written consent of Buyer. Further, Seller shall keep Buyer's Tooling free and clear of any security interests, liens, claims, pledges, mortgages and encumbrances of any kind of any third party to this Agreement.

7.   Seller when requested by Buyer will transfer / ship Buyer's Tooling and/or capital equipment to another location as directed by the Buyer within five (5) days of being notified unless there are open Purchase Order requirements.  In such event, as may be directed by the Buyer, Seller will ship said Tooling and/or capital equipment within five (5) days after the Products have shipped.  In the event that Buyer elects to cancel open Purchase Orders, shipment will be made within five (5) days after agreement is reached between Buyer and Seller.  Buyer's expenses of shipment of such Tooling and/or capital equipment will be limited to actual packaging and shipment costs.

8.   Any patterns, dies, molds, jigs and fixtures furnished to Seller by Buyer pursuant to this Agreement, or specifically paid for by Buyer, shall be the property of Buyer and shall subject to removal by Buyer at the expiration, cancellation or termination of this Agreement, and shall be used only to supply Products to Buyer and held by Seller at its sole risk.